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                                                                     EXHIBIT 5.2


                      [MARSHALL HILL CASSAS & de LIPKAU]

                                  May 2, 2001

AGL Resources Inc.
817 West Peachtree Street, N.W.
Atlanta, Georgia  30308

     Re: Registration Statement on Form S-3 of AGL Resources Inc., AGL Capital Corporation and AGL Capital Trust II

Ladies and Gentlemen:

     We have acted as counsel to AGL Capital Corporation, a Nevada corporation ("AGL Capital"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission"), by AGL Resources, Inc. a Georgia corporation ("AGL Resources"), AGL Capital and AGL Capital Trust II (the "Trust"). Pursuant to the Registration Statement, AGL Resources, AGL Capital and the Trust intend to register under the Securities Act of 1933, as amended,
(i) 6,000,000 of the Trust's ___% Trust Preferred Securities, Liquidation Amount $25 per Preferred Security (the "Preferred Securities"), (ii) $150,000,000 aggregate principal amount of AGL Capital's ___% Junior Subordinated Debentures due 2041 (the "Debentures") and (iii) AGL Resources' guarantee of cash distributions and payments on liquidation of the Trust or redemption of the Preferred Securities (the "Guarantee").

     Our Opinion (as defined below) is furnished solely with regard to the Registration Statement, pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K, may be relied upon only in connection with the Registration Statement and may not otherwise be used, quoted or referred to by or filed with any other person or entity without our prior written permission. The only opinion rendered consists of the matters set forth in the second from the last paragraph of this letter (our "Opinion"), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based on and subject to the qualifications, limitations and exceptions set forth in this letter.

     In rendering our Opinion, we have examined copies of only the following documents:

     (i)   the Registration Statement;

     (ii) the Indenture with respect to the Debentures (the "Indenture") between AGL Capital, AGL Resources and the Bank of New York, a New York banking corporation (the "Trustee");

     (iii) the Amended And Restated Trust Agreement of the Trust between the Bank of New York as Property Trustee, the Bank of New York (Delaware) as Delaware
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            Trustee, AGL Capital as Sponsor, and Paul R. Shlanta and Thomas L.
            Gleason as Administrative Trustees;

     (iv) the Articles of Incorporation of AGL Capital as filed with the Nevada Secretary of State's Office on September 15, 2001;

     (v) the Bylaws of AGL Capital as adopted by the Board of Directors of AGL Capital on September 25, 2000;

     (vi) Unanimous Written Consent of the Board of Directors of AGL Capital dated March 21, 2001, authorizing and approving the Registration Statement, the Indenture, the issuance of the Debentures, and the issuance and sale of the Preferred Securities by the Trust and matters related thereto;

     (vii) the Officer's Certificate of Paul R. Shlanta of AGL Capital dated May 3, 2001; and

     (viii) the Certificate of Corporate Existence with respect to AGL Capital issued on May 2, 2001 by the Nevada Secretary of State.

     In making all of our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. We also have assumed the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We have further assumed that at the time of execution, authentication, issuance and delivery of the Debentures, the Indenture will have been duly executed and delivered by AGL Capital, AGL Resources and the Trustee, and will be the valid and legally binding obligation of all of them.

     As to all questions of fact that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of an officer of AGL Capital and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     The members of this firm are admitted to the bar of the State of Nevada and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Nevada that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance and sale of the Debentures. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

     Based upon and subject to the foregoing, and assuming (a) that the Board of Directors of AGL Resources, or a committee thereof, and the Board of Directors of AGL Capital or duly
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constituted Pricing Committee thereof duly authorizes by proper corporate action the terms and issuance of the Debentures and the guarantees thereof to be executed by AGL Resources, and (b) the due execution, authentication, issuance and delivery of the Debentures by AGL Capital upon payment of the consideration therefor as provided in the Indenture and as described in the Registration Statement, we are of the opinion that the Debentures will constitute valid and binding obligations of AGL Capital.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" set forth in the prospectus forming a part of the Registration Statement.

                                                MARSHALL HILL CASSAS & de LIPKAU


                                                By /s/ John P. Fowler
                                                   -----------------------------
                                                   John P. Fowler, Esq.